Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-3 Nos. 333-222372 and 333-192617) of CymaBay Therapeutics, Inc., and
(2)

Registration Statements (Form S-8 Nos. 333-195211, 333-198289, 333-202941, 333-210453, and 333-216905) pertaining to the Metabolex, Inc. 2003 Equity Incentive Plan, and the CymaBay Therapeutics, Inc. 2013 Equity Incentive Plan,

of our report dated March 15, 2018, with respect to the financial statements of CymaBay Therapeutics, Inc., included in this Annual Report (Form 10-K) of CymaBay Therapeutics, Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Redwood City, California

March 15, 2018